                                                                   Exhibit 10.11

                                    AGREEMENT

This Agreement (the "Agreement") is made effective as of April 1, 2005 by and between Ivivi Technologies, Inc., a New Jersey corporation with its usual place of business at 224-S Pegasus Avenue, Northvale, New Jersey 07647 ("Ivivi") and Global Medical, L.L.C., a Maryland limited liability company, with its usual place of business at 7184 Troy Hill Drive, Suite F, Elkridge, Maryland 21075 ("Global").

                                   Background

         WHEREAS, Ivivi is a medical technology company that is in the business of developing electrotherapeutic technologies and medical devices for the non-invasive treatment of pain and edema and for promoting wound healing; and

         WHEREAS, Global is a sales and distribution company that provides clinically trained sales personnel to market, distribute and support medical device sales and rentals; and

         WHEREAS, Global also performs product warehousing, distribution, customer service, order fulfillment, equipment tracking, billing and collection services and related activities in connection with the sale, rental and other distribution of medical devices; and

         WHEREAS, Global and Ivivi desire to enter into an arrangement whereby Global shall provide certain services for Ivivi.

         NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements contained herein and intending to be legally bound, the parties agree as follows:

                              Terms and Conditions

1. Definitions. For purposes of this Agreement, the following capitalized terms shall have the following defined meanings:

                  (a) "Affiliates" means with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote a majority of the securities having voting power for the election of directors (or other Persons acting in similar capacities) of such Person or otherwise to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

                  (b) "Ivivi Products" means the SofPulse model 912, SofPulse model 912-M10, Coil Applicators, Foot Applicator and all other medical devices and products manufactured, distributed, sold or rented by Ivivi at any time.

                  (c) "Person" means any individual, partnership, joint venture, corporation, trust, unincorporated organization, government (and any department or agency thereof) or other entity.

2. Term. The term of this Agreement shall be two (2) years commencing on ________, 2005. The term of this Agreement shall renew for successive terms of one (1) year each if mutually agreed each such year in writing by the parties.

3. Services to be Performed by Global.

         (a) Throughout the term of this Agreement, Global shall use its best efforts to diligently provide to Ivivi the services ("Services") set forth on Exhibit A attached hereto and made a part hereof, as the same may be amended from time to time.

         (b) Throughout the term of this Agreement Global shall devote sufficient resources, time and personnel, and shall use its best efforts, to perform the Services in a professional manner to the satisfaction of Ivivi. The parties acknowledge that Global shall be entitled to continue to promote and service its current business of distributing and selling specialty beds, bariatric beds and accessories, hospital bed frame systems, intensive care unit beds, and hospital stretchers, however such continued promotion and service shall not detract in any manner from Global's performance of the Services hereunder.

         (c) In performing the Services hereunder, Global shall at all times be subject to the overall management and direction of Ivivi on all marketing and sales of Ivivi Products.

4. Global Personnel.

         (a) Throughout the term of this Agreement, no less than nine (9) clinical salespersons, who shall be full-time employees of Global, shall devote their full-time best efforts to the performance of the Services described in subparts 1, 2, 3, 11 and 12 of Exhibit A ("Sales Services"). If, as a result of termination or resignation, less than nine (9) clinical salespersons are available on a full-time basis to perform the Sales Services, then Global shall use its best efforts to hire a qualified replacement salesperson(s) as expeditiously as possible and in the interim, Global shall utilize the services of its other personnel to assist in the performance of the Services.

         (b) At all times (unless and until the Acquisition described in section 8 is consummated or as otherwise described in section 7(b)(ii)) all personnel performing the Services shall be employees of Global and Global shall have sole responsibility for the payment of their salaries, withholding of all federal, state or local income taxes, Social Security taxes, unemployment taxes, and workers' compensation contributions. All employee benefits of said personnel (including but not limited to annual vacation leave, sick leave, health and dental insurance, disability insurance, pension and 401(k) enrollment) shall be the sole responsibility of Global.



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

5. Global's Shared Revenue Agreement.

                  Simultaneous with the execution of this Agreement, the parties shall execute the Shared Revenue Agreement attached hereto as Exhibit B which shall grant Global certain rights (as more fully set forth in said agreement) to rent or sell the Ivivi Products in the state of Maryland, portions of Northern Virgina, and the District of Columbia.

6. Compensation to Global.

               As total compensation for the Services provided by Global to Ivivi under the terms of this Agreement, the parties agree that Ivivi shall pay Global the following:

         (a) $45,000 each month during the term of this Agreement (prorated for each partial calendar month during the term of the Agreement), payable in advance on the first day of each month; and

         (b) subject to the provisions set forth in section 7(b), an amount equal to eighteen (18%) percent of the aggregate amount invoiced by Global (net of taxes, returns and adjustments) on behalf of and in the name of Ivivi, for the sale or rental of Ivivi Products during the preceding month ("Percentage Payments"). The Percentage Payments shall be payable by Ivivi to Global on the 15th day of each month with respect to invoices issued during the preceding month. In the event that payment has not been received by Ivivi with respect to an invoice included in the calculation of Percentage Payments within ninety (90) days of the date of invoice ("Bad Debt"), Ivivi may deduct from any future payments due to Global an amount equal to the amount of Percentage Payments previously paid to Global with respect to the Bad Debt. In the event that no further payments are due to Global, then the amount of the deduction shall be paid back by Global to Ivivi within thirty (30) days of the date an invoice for same is sent by Ivivi to Global. If such a deduction (or invoice for payment) has been made and payment on all or a portion of the Bad Debt is subsequently received by Ivivi, then the amount so received shall be included in the calculation of Percentage Payments to be paid to Global in the subsequent month.

7. Expenses

         (a) Except as specifically set forth herein, Global shall be solely responsible for the payment of all expenses, including travel-related expenses, in connection with its performance of the Services. In the event that personnel of Global performing the Sales Services travel to any locale other than their assigned sales drivable territory, Ivivi shall reimburse Global (upon receipt of supporting documentation) for all expenses in connection with such travel, provided that Global will use its best efforts to control as well as minimize such expenses. All approved expenses will be reimbursed by Ivivi to Global on a twice monthly basis.


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

         (b) Ivivi, in its discretion, may request that Global hire additional personnel (beyond the amount designated in section 4) to perform the Services. If such additional personnel are hired then either: (i) Global shall be responsible for the payment of salaries and all related employee benefits for said additional personnel and Ivivi shall reimburse Global (on such periodic basis as mutually agreed at the time by the parties) for said expense; or (ii) if Global elects not to be responsible for the payment of salaries and all related employee benefits for said additional personnel the additional hires shall become employees of Ivivi but their activities shall be managed and coordinated by Global in accordance with the provisions of this Agreement. If the additional personnel that are hired become employees of Ivivi the amount of Percentage Payments (as defined in section 6(a)(ii)) with respect to invoices from accounts within the territories covered by those additional personnel shall be reduced to five (5%) percent.

8. Option to Acquire Portion of the Business of Global.

         (a) During the 2-year period commencing six (6) months from the date of the execution of this Agreement and ending thirty (30) months from the date of the execution of this Agreement, Ivivi shall have the right (but not the obligation) to purchase some or all of the assets of Global that are utilized in the performance of the Services (the "Acquisition"). To exercise this option of Acquisition, Ivivi shall provide to Global a written notice that: (1) identifies in reasonable detail the assets to be acquired; (2) the anticipated date of Closing of the Acquisition which will not be less than ninety (90) days after the date of said written notice; and (3) any other terms and conditions of the Acquisition. Global shall respond to the aforesaid notice within ten (10) business days and thereafter the parties shall use their good faith best efforts to consummate the Acquisition in a timely fashion.

         (b) As consideration for the Acquisition:

                  (i) Ivivi shall assume the on-going salary obligations (exclusive of previously granted but not yet paid bonuses or other incentive compensation) of the Global personnel that are performing the Services who will thereafter become employees of Ivivi; and

                  (ii) Upon consummation of the Acquisition, as part of the consideration therefore, Ivivi shall grant to Global an option to purchase 45,000 shares of the common stock of Ivivi. The strike price of these options shall be $10 per share, or such other lower price that is offered to any other party at the time of the acquisition. All of these options shall be vested immediately upon their issuance. In connection with the grant of these options Global shall be required to sign a Lock-Up Agreement and such other documents and agreements as required of other grantees of options by Ivivi and/or as deemed necessary and advisable by Ivivi's board of directors, legal counsel, financial auditors and underwriters who will be guided by applicable SEC guidelines and accounting rules.

                  9. Grant of Stock Options to Yoav Gershoni. Upon execution of this Agreement, Ivivi shall grant to Yoav Gershoni (President of Global) an option to purchase 5,000 shares of the common stock of Ivivi. The strike price of these options shall be $10 per share. One thousand (1,000) of these options shall vest immediately upon their grant and the remaining four thousand (4,000) options shall vest over a five- year period, on the anniversary date of the execution of this Agreement, in equal eight hundred (800) option increments. Such vesting shall be contingent upon Yoav Gershoni remaining actively involved in the management of Global and overseeing the performance by Global of its Services pursuant to this Agreement. In connection with the grant of these options Yoav Gershoni shall be required to sign a Lock-Up Agreement and such other documents and agreements as required of other grantees of options by Ivivi and/or as deemed necessary and advisable by Ivivi's board of directors, legal counsel, financial auditors and underwriters who will be guided by applicable SEC guidelines and accounting rules. All unvested options shall immediately terminate, and be thereafter null and void, upon the termination of this Agreement.

10. Restrictive Covenant and Non-Disparagement

                 (a) Throughout the term of this Agreement, and for a period of two (2) years after its termination for any reason, Global, and its shareholders, officers, directors, and Affiliates, agree that throughout the world they shall not market, distribute, rent or sell (or be employed by, associated with, consult to or enter into a joint venture, services, outsourcing, partnership or other commercial arrangement with any other Person that markets, distributes, rents or sells) any wound closure device that can reasonably be deemed to be a competitive product to an Ivivi Product. The foregoing restrictive covenant shall not apply, however, to the marketing, distribution, rental or sale of specialty beds, bariatric beds and accessories, hospital bed frame systems, intensive care unit beds, and hospital stretchers.

                 (b) Throughout the term of this Agreement, and for a period of five (5) years after its termination for any reason, Global, and its shareholders, officers, directors and Affiliates agree that they shall refrain from disparagement of Ivivi or any of its employees, directors, officers, products, or services to anyone, including Ivivi employees and any past, present, or prospective customers of Ivivi, in any manner likely to be harmful to them, their business, or their business or personal reputations.

                 (c) Global understands and acknowledges that the provisions of this section 10 are designed to preserve and are necessary to protect the legitimate business interests, goodwill and other proprietary interests of Ivivi. Accordingly, Global hereby acknowledges that any breach or threatened breach of the provisions of this section will result in irreparable harm and injury and continuing damage to Ivivi. Global agrees that in the event of a breach or threatened breach of the provisions of this section, Ivivi shall be entitled to, without limiting any other remedies which may exist for any breach of this section and without bond and without the necessity of showing damages, a temporary restraining order, preliminary injunction and permanent injunction to enjoin such breach or threatened breach; and recover from Global the reasonable attorneys' fees and costs incurred by Ivivi in enforcing the provisions of this section 10. Global hereby waives the claim or defense that an adequate remedy at law for such a breach exists. For any time period that Global is in violation of this restrictive covenant, such time period shall not be included in calculating the duration of the restrictive covenant set forth in the above section. The parties also agree that the existence of any claim or cause of action by Global against Ivivi, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictive covenant set forth herein, but shall be litigated separately. All of Ivivi's Affiliates and all successors and assigns of Ivivi and all successors and assigns of Ivivi's Affiliates are express and intended third-party beneficiaries of the restrictive covenant set forth in this section. The restrictive covenant is intended for the benefit of, and may be enforced by Ivivi or such Affiliates, successors and assigns.

11. Termination.

         (a) Either party shall have the right to terminate this Agreement if:

         (i) The other party fails to pay any amount owed hereunder and such failure continues for a period of thirty (30) days or more after written notice from the other party;

         (ii) There is a material violation by the other party of any provision of this Agreement (other than the non-payment of monies) which violation continues uncured for a period of sixty (60) days or more after written notice to the other party specifying such violation; or

         (iii) The other party makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, is adjudicated insolvent or bankrupt, a proceeding is filed against said party to declare said party a bankrupt and said proceeding is not dismissed within thirty (30) days, or said party commences any proceeding under any reorganization, arrangement, readjustment of debt or similar law or statute of any jurisdiction.

         (b) Upon consummation of the Acquisition, this Agreement shall automatically terminate.

         (c) Upon termination of this Agreement, all amounts due to either party prior to the date of termination shall be paid in a timely manner according to the terms of this Agreement and thereafter no further payments shall be required.

12. Change in Law. Notwithstanding any other provision of this Agreement, if the governmental agencies (or their representatives) which administer Medicare, any other payor, or any other federal, state or local government or agency passes, issues or promulgates any law, rules, regulation, standard or interpretation, or any court of competent jurisdiction renders any decision or issues any order, at any time while this Agreement is in effect, which prohibits, restricts, limits or in any way substantially changes the method or amount of payment for the Services rendered under this Agreement, or which otherwise significantly affects either party's rights or obligations hereunder, either party may give a notice of intent to amend this Agreement to the satisfaction of both parties, to compensate for such prohibition, restriction, limitation or change. If this Agreement is not so amended in writing within fifteen (15) days after said notice was given, this Agreement shall terminate as of midnight on the fifteenth
(15th) day after said notice was given.

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

13. Confidentiality. Ivivi and Global shall treat and cause their accountants, counsel and other representatives ("Representatives") to treat as confidential all documents and information concerning each other which are furnished in connection with the transactions contemplated hereby (except to the extent that such information or documents (i) become generally available to the public other than as a result of disclosure by the party to whom such information or documents belongs or pertains, (ii) become lawfully available to the disclosing party on a non-confidential basis from a third party which is not under an obligation of confidentiality to the party to whom such information or documents belongs or pertains, or (iii) consist of information independently developed by the disclosing party). Ivivi and Global shall not release or disclose such information or documents to any persons other than their Representatives as needed in connection with this Agreement. In the event that Ivivi or Global or their Representatives are requested or required by any federal, state, local or foreign governmental or regulatory entity (or any department, agency, authority or political subdivision thereof) to disclose any information, each party must first provide to the other prompt notice of any such request or requirement so that the other party may seek an appropriate protective order from a court of competent jurisdiction. If no such protective order has been obtained and a party is requested or required to disclose such information, it may disclose such information, provided that notice of such intended disclosure first is given to the other party. The provisions of this paragraph 13 shall survive termination of this Agreement.

14. Independent Contractor. Nothing contained in this Agreement shall be construed in any manner to constitute the creation of a partnership or a principal and agent relationship between the parties and the parties shall at all times be and remain independent contractors with respect to the subject matter of this Agreement. Any individuals furnished by either party shall be solely that party's employees or agents and shall remain under its sole and exclusive direction and control and shall not be considered employees of the other party for any purpose. Global shall be solely responsible for the payment or withholding of all federal, state or local income taxes, Social Security taxes, unemployment taxes, and other taxes arising from Global's compensation hereunder.

15. Indemnification.

(a) Ivivi shall indemnify and hold Global harmless from and against all claims, lawsuits, demands, damages, and/or causes of action threatened or asserted against Global based on, arising out of, or related to the negligence of Ivivi in performing its duties and responsibilities pursuant to this Agreement or the breach of any of its duties and responsibilities hereunder.

(b) Global shall indemnify and hold Ivivi harmless from and against all claims, lawsuits, demands, damages and/or causes of action threatened or asserted against Ivivi based on, arising out of, or related to the negligence of Global in performing its duties and responsibilities pursuant to this Agreement or the breach of any of its duties and responsibilities hereunder.

16. Insurance

(a) During the term of this Agreement, Ivivi shall maintain at its sole expense general liability insurance coverage with limits of $1,000,000 per incident and $2,000,000 in the aggregate. Ivivi shall provide Global with a certificate or other evidence of such insurance simultaneous with the execution of this Agreement and shall continue to provide a current certificate or other such evidence during the term of this Agreement as requested by Global. Such insurance polices shall name Global as an additional insured as its interests may appear and shall provide that the insurer shall furnish to Global written notice no less than ten (10) days prior to any termination, non-renewal, or material adverse change in such insurance coverages.

(b) During the term of this Agreement, Global shall maintain at its sole expense the following insurance coverages: general liability insurance coverage with limits of $1,000,000 per incident and $2,000,000 in the aggregate and $5,000,000 of umbrella coverage. Global shall provide Ivivi with a certificate or other evidence of such insurance simultaneous with the execution of this Agreement and shall continue to provide a current certificate or other such evidence during the term of this Agreement as requested by Ivivi. Such insurance polices shall name Ivivi as an additional insured as its interests may appear and shall provide that the insurer shall furnish to Ivivi written notice no less than ten
(10) days prior to any termination, non-renewal, or material adverse change in such insurance coverage.

17. HIPAA Requirements.

Global agrees to comply with the applicable provisions of the Administrative Simplification section of the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. ss. 1320d through d-8 ("HIPAA"), and the requirements of any regulations promulgated thereunder including without limitation the federal privacy regulations as contained in 45 C.F.R. Part 164 (the "Federal Privacy Regulations") and the federal security standards as contained in 45 C.F.R. Part 142 (the "Federal Security Regulations"). Global agrees not to use or further disclose any protected health information, as defined in ss. 45 C.F.R. 164.504, or individually identifiable health information, as defined in 42 U.S.C. ss.1320d (collectively, the "Protected Health Information"), concerning a patient other than as permitted by this Agreement and the requirements of HIPAA or regulations promulgated under HIPAA including without limitation the Federal Privacy Regulations and the Federal Security Regulations. Global will implement appropriate safeguards to prevent the use or disclosure of a patient's Protected Health Information other than as provided for by this Agreement. Global will promptly report to Ivivi any use or disclosure of a patient's Protected Health Information not provided for by this Agreement or in violation of HIPAA, the Federal Privacy Regulations, or the Federal Security Regulations of which Global becomes aware. In the event Global, with Ivivi's approval, subcontracts with any Person to whom either Global or Ivivi provides a patient's Protected Health Information, Global shall include provisions in such agreements whereby the other Person and Global agree to the same restrictions and conditions that apply to Global with respect to such patient's Protected Health Information. Global will make its internal practices, books, and records relating to the use and disclosure of a patient's Protected Health Information available to the Secretary of Health and Human Services to the extent required for determining compliance with the Federal Privacy Regulations and the Federal Security Regulations. Notwithstanding the foregoing, no attorney-client, accountant-client, or other legal privilege shall be deemed waived by Ivivi or Global by virtue of this Section.


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

18. Books, Records and Compliance Requirements

(a) To the extent the requirements of 42 C.F.R. ss. 420.300 et seq. are applicable to the transactions contemplated by this Agreement, Global agrees to make available to the Secretary of Health and Human Services ("HHS"), the Comptroller General of the Government Accounting Office ("GAO") and their authorized representatives, all contracts, books, documents and records relating to the nature and extent of costs hereunder until the expiration of four (4) years after any Services are furnished under this Agreement.

(b) If Global carries out its obligations under this Agreement through a subcontract worth $10,000 or more over a twelve month period with a "related" organization, the subcontract will also contain clauses substantially identical to the above paragraph to permit access by Global, HHS, GAO and their representatives to the "related" organization's books and records.

(c) Ivivi shall have the right, during normal business hours and with reasonable advance written notice, to review and photocopy Global's books, documents and records that pertain directly to the accounts of Ivivi, the fees payable to Global under this Agreement, or the Services provided by Global hereunder. The audit may be conducted by Ivivi employees or by an external auditing firm hired by Ivivi. The cost of audit, including the cost of the auditors and reasonable cost of copies of books, documents and records shall be paid by Ivivi.

(d) Global represents and warrants to Ivivi that Global: (i) is not currently and has never been excluded, debarred, or otherwise ineligible to participate in any federal health care program as defined in 42 U.S.C. ss. 1320a-7b(f) (the "Federal Healthcare Programs"); (ii) is not convicted of a criminal offense related to the provision of health care items or services, and (iii) is not under investigation or otherwise aware of any circumstances which may result in Global's being excluded from participation in the Federal Healthcare Programs. This shall be an ongoing representation and warranty during the term of this Agreement, and Global shall immediately notify Ivivi of any change in the status of the representations and warranty set forth in this section. Any breach of this section shall give Ivivi the right to terminate this Agreement immediately for cause with one (1) day prior written notice.



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

19. Assignability. This contract cannot be assigned or transferred by either party to any other person, corporation, association or entity, in whole or in part, without the prior written consent of the other.

20. Force Majeure. If a party's obligation to perform any duty hereunder is rendered impossible of performance or observance due to an event caused by the elements, an act of God, war, civil disturbance, fire or other casualty, strike or other labor dispute, and/or governmental rule (collectively, a "Force Majeure Event"), then said party, for up to three (3) months shall be excused from such performance or observance; provided, however, that the party so prevented from complying herewith shall not have caused such Force Majeure Event, shall have used reasonable diligence to avoid such Force Majeure Event or mitigate its effects, and shall continue to take all actions within its power to comply as fully as possible with the terms of this Agreement. Except where the nature of the Force Majeure Event shall prevent it from doing so, the party affected by such Force Majeure Event shall notify the other party in writing as promptly as practicable and in any event within five (5) business days after the occurrence of such Force Majeure Event and shall in every instance, to the extent reasonable and lawful under the circumstances, use its best efforts to remove or remedy such Force Majeure Event with all reasonable dispatch.

21. Amendments. This Agreement may be amended and the provisions hereof may be waived, provided that such amendment or waiver is set forth in writing and executed by the party against whom enforcement is sought

22. Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given upon receipt if delivered in person or mailed by overnight courier providing confirmation of delivery:

         If to Ivivi, to:          Ivivi Technologies, Inc.
                                   224-S Pegasus Avenue
                                   Northvale, NJ  07647
                                   Attn: President

         If to Global, to:         Global Medical, L.L.C.
                                   7184 Troy Hill Drive
                                   Suite F
                                   Elkridge, Maryland 21075
                                   Attn: President

           with  a copy to:         Donald Rogers
                                    Shulman Rogers
                                    11921 Rockville Pike
                                    Rockville, MD 20852


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

23. Governing Law. This Agreement shall be deemed to have been entered into in New Jersey and, as such, shall be governed by the laws of the State of New Jersey. Exclusive jurisdiction with respect to any dispute pursuant to this Agreement shall be in the federal or state courts in Bergen County, New Jersey.

24. Severability. If any provision of this Agreement shall be determined to be illegal or unenforceable, the remaining provisions shall remain in full force and effect.

25. Counterparts Effectiveness. This Agreement may be executed in any number of counterparts each of which shall be an original, but all of which shall constitute one and the same agreement.

26. Entire Agreement. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings of the parties hereto, whether oral or written, with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the day and year first above written.

         Ivivi Technologies, Inc.


         By: /s/ Authorized Person
            ------------------------



         Global Medical, L.L.C.

         By: /s/ Authorized Person
            ------------------------

                                    Exhibit A

Throughout the term of this Agreement, Global shall use its best efforts to diligently provide the following services to Ivivi:

         1) Marketing and Promotion of the Ivivi Products

                  o In performing this function, Global personnel will utilize Ivivi business cards and will use telephone lines, mailing addresses and email addresses dedicated solely to the Ivivi Product line.
                  o Global agrees that it and its personnel shall make no representations or warranties of any kind (either in written or verbal form) regarding the Ivivi Products (or their use, efficacy or specifications) or Ivivi as an entity except for those representations and warranties that have been approved and authorized in advance by Ivivi.

         2) Clinical Sales Support of the Ivivi Products

                  o Under Ivivi's direction, the Global clinical sales staff will be responsible for: making clinical presentations regarding the Ivivi Products; developing roadmaps of customer leads and approaches to various potential clients and customers; maintaining and enhancing activity with clients and customers of Ivivi.

     3) Management and Support of Ivivi's outside sales force, including its nationwide network of independent distributors.

     4) All required data-gathering and reporting in connection with compliance with all regulatory requirements that govern Ivivi's manufacture and distribution of the Ivivi Products, including but not limited to compliance with FDA requirements.

     5) Production of such financial information and reports as Ivivi deems necessary resulting from the other Services provided by Global pursuant to the Agreement. The information and reports shall be in such format as the parties shall mutually agree.

     6) Customer service and support regarding the rental, sale and distribution of the Ivivi Products on a 365 day a year, 24 hour basis.

     7) Warehousing, packaging, shipment, delivery, distribution and perpetual tracking, on a nationwide real-time basis, of all Ivivi Products throughout the United States and Canada.

     8) Biomedical service, preventative maintenance and other repair/refurbishment of all Ivivi Products on an as needed basis.


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

     9) Invoicing of all customers (other than insurance companies, home health care companies and third-party payors (both governmental and non-governmental) and companies that rent directly to insurance companies, home health care companies and third-party payors ) regarding the sale and rental of all Ivivi Products.

         o All documentation generated by Global in connection with the distribution, delivery, sale and rental of the Ivivi Products, including but not limited to invoices, statements, purchase orders, inventory control sheets, accounts receivable ledgers, etc., shall be the sole property of Ivivi and the originals of same shall be promptly forwarded to Ivivi, with copies (as needed) retained by Global.

     10) Collection of all amounts owed by customers (other than home health care companies and third-party payors (both governmental and non-governmental)) regarding the sale and rental of all Ivivi Products.

         o All funds collected by Global shall be collected in the name of Ivivi and on behalf of Ivivi. All funds collected by Global on behalf of Ivivi will be deposited immediately into either an account(s) under the direct and sole control of Ivivi or in a lockbox account under the direct and sole control of Ivivi, as directed from time to time by Ivivi.
         o All accounts receivable and funds collected by Global in connection with the sale or rental of the Ivivi Products shall be the sole property of Ivivi and Global shall keep such accounts receivable and funds free and clear of all liens, charges, security interests and encumbrances of every kind except those expressly permitted by Ivivi.

11) In-service training of customers regarding the use of Ivivi Products.

12) Training of caregivers, distributors and other outside sales personnel regarding the usage of the Ivivi Products.

13) Tracking of all trial evaluations and demonstrations of all Ivivi Products.

14) Tracking and reporting of all amounts owed to outside sales representatives and distributors of Ivivi.

                                    Exhibit B

[REVENUE SHARE DISTRIBUTION AGREEMENT REGARDING MARYLAND, NORTHERN VIRGINIA AND DISTRICT OF COLUMBIA]


     This Agreement is made this ______, 2005 by and between Global Medical, L.L.C., a Maryland limited liability company with its usual place of business at 7184 Troy Hill Drive, Suite F, Elkridge, Maryland 21075 ("Distributor") and Ivivi Technologies, Inc., a New Jersey corporation with its usual place of business at 224-S Pegasus Avenue, Northvale, New Jersey 07647 ("Ivivi").

                                    Recitals

     WHEREAS, Ivivi is in the business of promoting, renting and selling various medical devices, including but not limited to the SofPulse 912, 912-M10, Coil Applicators and the Foot Applicator (collectively, the "Equipment"), which are utilized by health care facilities throughout the United States; and

     WHEREAS, Distributor is in the business of promoting, renting and selling various medical devices to health care facilities within a specific geographic territory; and

     WHEREAS, Distributor and Ivivi have agreed to enter into an arrangement whereby Ivivi will consign certain quantities of the Equipment to Distributor and Distributor will rent/sell said Equipment to customers ("Customers") of Distributor and/or Ivivi within a designated geographic territory, and within specified markets, upon the terms and conditions set herein.

     NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, Ivivi and Distributor hereby agree as follows:

1.   TERM

     The term of this Agreement shall start _________, 2005 and shall be for a period of two (2) years thereafter.

2.   EXCLUSIVE GRANT; TERRITORY

          (a) Subject to the terms and conditions set forth herein, Ivivi hereby grants to Distributor, throughout the term hereof, the exclusive right to rent/sell the Equipment to Customers within each of the specifically designated markets (as defined herein) located in the following geographic area: the state of Maryland, the District of Columbia and the following counties in the Commonwealth of Virginia:____________________________________________________
          (collectively, the "Territory").

     For purposes of this Agreement the following segments of the health care provider system are the "Markets": LTACH/Sub-Acute; Acute Care; Rehab Centers/Wound Centers; Nursing Homes and Skilled Nursing Facilities

     (b) Throughout the term of this Agreement, Ivivi agrees not to sell units of the Equipment to any commercial entity that Ivivi knows (or reasonably should know) is in the business of renting medical equipment similar to the Equipment to any of the Markets in the Territory. The parties acknowledge and agree that the list of Equipment covered by this agreement may be expanded in the future to include other electro-therapeutic products through the mutual written consent of Distributor and Ivivi. In entering into this Agreement, Distributor acknowledges its understanding that Ivivi and/or its affiliates has previously made sales of the Equipment to other companies and entities throughout the United States and Ivivi has no control over when and where that Equipment is rented or sold in the United States. Such rentals or sales by third parties shall in no way constitute a breach of the grant of exclusivity contained herein.

     (c) Ivivi shall review Distributor's results in the Territory and in each Market on a quarterly basis throughout the term of this Agreement and may determine after such review, to terminate Distributor's exclusive rights in any geographic area and/or Market taken individually or as a whole.

3.   MINIMUM RENTAL REVENUE GOALS

     As a material part of this Agreement, the parties agree that throughout the term hereof Distributor shall be required to meet or exceed certain rental revenue objectives. These rental revenue objectives are set forth on "Exhibit A" attached hereto. In the event that at the end of any specified time period, Distributor fails to meet the rental revenue objectives for the period in question, upon fifteen (15) days prior written notice Ivivi may, at its option, terminate this entire Agreement or, in the alternative may elect to terminate the exclusive nature of this Agreement with respect to a portion of the Territory and/or one or more of the Markets. Distributor hereby acknowledges that Ivivi has not made any representations as to the profits or rental volume that may be expected to be realized as a result of the contractual relationship entered into herein.

4.   CONSIGNMENT AND DELIVERY OF EQUIPMENT; TRIAL EVALUATIONS

     (a) Throughout the term hereof, Ivivi shall consign to Distributor various quantities of the Equipment. All consigned Equipment shall be delivered at Ivivi's sole expense (F.O.B. Ivivi's shipping origination point), to Distributor's main facility. Any consigned Equipment that is to be returned to Ivivi shall be returned to Ivivi at the sole expense of Distributor. All shipping and insurance expenses, while the Equipment is in the possession of Distributor, shall be the sole responsibility of Distributor or the Customer.

     (b) Ivivi may prepare and file one or more UCC-1 forms covering the Equipment consigned by Ivivi to Distributor for rental hereunder or may electronically have such a UCC-1 financing statement filing made covering the Equipment. Distributor agrees to execute any and all such UCC-1 Forms and take whatever steps Ivivi may reasonably require to protect Ivivi's interest in such Equipment.

     (c) Throughout the term of this Agreement Ivivi agrees to supply to Distributor such amounts of demonstration units and additional units of Equipment for trial evaluations by Customers as Ivivi deems appropriate. These units will reside at Distributor's facilities and will serve to fill demonstrations, rentals, and service needs as required from time to time. Until such time as the number of units of Equipment consigned by Ivivi to Distributor is more than twenty (20) units, Distributor will provide to Ivivi on a monthly basis a status report identifying Equipment, by serial number, used for demonstration purposes; Equipment placed with Customers for demonstration purposes; and Equipment returned stating the reason why such Equipment was returned. Once the number of units of Equipment consigned by Ivivi to Distributor exceeds twenty (20) units, this status report shall be provided to Ivivi on a weekly basis.

     (d) Trial evaluations of the Equipment by Customers in the Territory will only be permitted with the prior written approval of Ivivi. At the commencement of every approved Customer trial evaluation, Distributor shall provide to Ivivi a "no cost" purchase order for a specified, agreed-upon period of time containing such terms and conditions as Ivivi shall reasonably require. Distributor shall provide initial in-service information to the Customer regarding the Equipment and shall be in contact with the evaluating Customer on at least a weekly basis throughout the duration of the trial evaluation regarding the progress of the evaluation. In addition, throughout the trial evaluation Ivivi shall provide such clinical support and contact with the evaluating Customer as it deems appropriate.

5.   INVOICING; RENTAL RATES AND COMMISSIONS

     (a) Ivivi, or its designated agents or representatives, will have the sole responsibility for invoicing the Customers for rental and sale of the Equipment. The rental rates contemplated to be charged for the rental of the Equipment are set forth in subparagraph 5(b) and any change to those rental rates shall be mutually agreed upon in writing by Distributor and Ivivi prior to the delivery of the Equipment to the Customer. All accounts generated by the rental of the Equipment to Customers shall be the sole property of Ivivi.

(b) The parties agree that the rental rates to be invoiced by Ivivi to the Customer for the rental of the Equipment shall be as follows:

     TYPE                               CURRENT MONTHLY RENTAL RATE TO BE
                                        BILLED BY THE FIRST OF EACH MONTH

     SofPulse Model 912 & 912-M10

     Long Term Acute Care               $3,000/month or $100/day for each
                                        day when a unit is not rented for
                                        the entire month, i.e., $3,000/30 days.

     All other monthly users            $2,000/month or $66.66/day for each
                                        day when a unit is not rented for
                                        the entire month, i.e., $2,000/30 days.


                              CURRENT SALES PRICES
                              --------------------

     Foot Applicator                    $249 a unit
     Coil Applicator                    $59 a unit

     Distributor must obtain Ivivi's prior written approval before negotiating any lower rental rates or sales pricing other than those identified in this subparagraph 5(b).

(c) On or by the fifteenth (15th) day of each month, Ivivi will remit to Distributor a commission statement and corresponding commission based upon the following rental rates and sales prices for the preceding month:

     TYPE                               MONTHLY RENTAL/SALE RATE

     SofPulse Model
     912/912-M10                        25% of the amount invoiced by Ivivi
                                        for the rental of Equipment in
                                        the Markets in the Territory

     Foot Applicator
                                        Sold for $249 a unit, Distributor
                                        will receive a commission of 25%

     Coil Applicator                    Sold for $59 a unit, Distributor
                                        will receive a commission of 25%

     (d) Ivivi may, in its sole discretion from time to time, offer for sale certain models of its Equipment in addition to or in lieu of rental. In such an event, Ivivi will notify Distributor of the sales price for the unit of Equipment and if such a sale occurs in the Territory and within a Market as a result of the efforts of Distributor, the commission due to Distributor as a result of that sales transaction shall be 25% of the amount invoiced by Ivivi (subject to the provisions regarding Bad Debt contained in section 5(f) of this Agreement). In the event that the purchasing Customer requires purchase money lease financing, Ivivi will use its best efforts to arrange such financing for the Customer and an equitable adjustment shall be made in the commission due to Distributor as a result.

     (e) In the event the Customer is part of a national account such as a Group Purchasing Organization or a nationwide healthcare provider, and as a result Ivivi is required to pay the national account or any other entity an administrative fee, marketing fee or similar payment, the applicable commissions payable to the Distributor in each such case will be reduced by the amount paid to the national account or other entity, but in no event will such deduction exceed five (5%) of the base amount of the calculation.

     (f) In the event that a Customer in the Territory has not remitted payment to Ivivi for the rental of Equipment within ninety (90) days of the date of invoice ("Bad Debt"), Ivivi may deduct from future commissions due to Distributor an amount equal to the amount of commissions previously paid to the Distributor with respect to the Bad Debt. In the event that no further commissions are due to Distributor, then the amount of the deduction shall be paid back by Distributor to Ivivi within thirty (30) days of the date an invoice for same is sent by Ivivi to Distributor. If such a deduction (or invoice for payment) has been made and the Customer subsequently remits to Ivivi an amount with respect to all or some of the Bad Debt, then the amount so remitted shall be included in the calculation of commissions to be paid to Distributor in the subsequent month. Notwithstanding the prior sentence, in the event that Ivivi (or its billing agent) elects to utilize the services of an outside collection agency or collection attorney in order to collect the amount of Bad Debt due from the Customer than no commission shall be paid to the Distributor in connection with that Bad Debt.

6.   INITIAL DOCUMENTATION; AUDIT RIGHTS.

     (a) Within one (1) business day after the initial installation of Equipment, Distributor will provide Ivivi with documentation containing the following:
     (i) The serial numbers of the Equipment installed and the meter reading;
     (ii) The facility Market type, name and address where the Equipment was installed and all billing address information; and
     (iii) The best estimate (if available from the Customer) of the period of time that the Equipment will remain at each facility.

     (b) Upon five (5) business days prior written notice, Ivivi shall be permitted, during normal business hours, to review Distributor's records with regard to the Equipment that has been consigned to it and all documentation and records concerning any rentals of the Equipment. Unless such an inspection indicates that Distributor is in breach of its obligations hereunder, this audit right shall be limited to one such inspection during every six (6) month period.

7.   INSTALLATION AND SERVICE OF EQUIPMENT

     Throughout the term hereof, Distributor shall be responsible for the initial delivery and installation of the Equipment. Ivivi will provide to Distributor, free of charge, the parts, documentation and support needed by Distributor to perform these installations. All service and repair work regarding the SofPulse Models 912 and 912-M10 will be performed by Ivivi. Distributor's responsibility with respect to the service of the SofPulse Models 912 and 912-M10 is limited to picking up a unit needing service and sending it back to Ivivi, and replacing the damaged unit with a replacement unit. Ivivi will also provide service training to Distributor's personnel at no cost to Distributor, according to a training schedule to be mutually agreed upon by the parties.

8.   TRAINING



     Distributor agrees that it shall be obligated to attend, at its own expense, a training session of no more than three (3) days to be conducted by Ivivi regarding the Equipment.

9.   REGULATORY REPORTING


     To the extent required for compliance with the FDA medical device tracking regulations, and other regulatory requirements, and to the extent not otherwise readily available to Ivivi, Ivivi may, from time to time, require the Distributor to furnish a report listing the units of Equipment, by serial number and location, situated in the Territory. In addition, in the event Distributor becomes aware of an incident involving failure of performance (or alleged failure of performance) by a unit of Equipment in the Territory, Distributor shall promptly report same to Ivivi.


10.  RESTRICTIVE COVENANT

     (a) Throughout the term of this Agreement, and for a period of one (1) year after its termination for any reason, Distributor, and its shareholders, officers, directors, and affiliates, agree that within the Markets in the Territory they shall not market, distribute, rent or sell (or be employed by, associated with, consult to or enter into a joint venture or partnership or other commercial arrangement with any other entity that markets, distributes, rents or sells) any products designed for wound healing (other than specialty beds, bariatric beds and accessories, hospital bed frame systems, intensive care unit beds, and hospital stretchers) and/or for use in the reduction of pain and edema.

     (b) Distributor understands and acknowledges that the provisions of Section 10(a) are designed to preserve and are necessary to protect the legitimate business interests, goodwill and other proprietary interests of Ivivi. Accordingly, Distributor hereby acknowledges that any breach or threatened breach of the provisions of Section 10(a) hereof will result in irreparable harm and injury and continuing damage to Ivivi. Distributor agrees that in the event of a breach or threatened breach of the provisions of Section 10(a) hereof, Ivivi shall be entitled to, without limiting any other remedies which may exist for any breach of Section 10(a) and without bond and without the necessity of showing damages, a temporary restraining order, preliminary injunction and permanent injunction to enjoin such breach or threatened breach; and recover from Distributor the reasonable attorneys' fees and costs incurred by Ivivi in enforcing the provisions of
     Section 10(a). Distributor hereby waives the claim or defense that an adequate remedy at law for such a breach exists. For any time period that Distributor is in violation of the restrictive covenant, such time period shall not be included in calculating the duration of the restrictive covenant set forth in Section 10(a). The parties also agree that the existence of any claim or cause of action by Distributor against Ivivi, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictive covenant set forth herein, but shall be litigated separately. All of Ivivi's affiliates and all successors and assigns of Ivivi and all successors and assigns of Ivivi's affiliates are express and intended third-party beneficiaries of the restrictive covenant set forth in Section 10(a). The restrictive covenant is intended for the benefit of, and may be enforced by Ivivi or such affiliates, successors and assigns.

11.  RISK OF LOSS; TITLE; RECALL OF EQUIPMENT

     (a) Distributor shall bear the risk of loss, theft or destruction of the Equipment while it is in possession of Distributor. Ivivi shall bear the risk of loss, theft or destruction of the Equipment while it is in possession of the Customer. The possession time period of the Equipment by Distributor shall be deemed to be the time between when Distributor receives Equipment from Ivivi to the time the Equipment is signed for by a properly authorized person at the Customer location. The possession time period of the Equipment by the Customer shall be deemed to be the time between when the Equipment is signed for by a properly authorized person at the Customer location and its delivery back to Distributor. If the Equipment is lost, damaged or destroyed at a Customer location, Distributor shall cooperate with Ivivi to supply such information as Ivivi may require in order for Ivivi to invoice the Customer for same. At all times, title to the Equipment shall remain with Ivivi. Distributor shall bear the responsibility for ensuring that the Equipment is returned to Ivivi in its original condition (minus reasonable wear and tear) in its original shipping cartons, if any. Any deviations from these requirements will cause Distributor to be immediately financially responsible for the needed Equipment repairs.

     (b) Ivivi will retain the right to recall Equipment from Distributor upon ninety (90) days written notice, if the units are not producing adequate rental income flow for Ivivi. Distributor further agrees that it shall pay to Ivivi the amount of $6,500 for each unit of Equipment which is not returned to Ivivi within the aforesaid ninety (90) days period.

12.  REPRESENTATIONS AND WARRANTIES REGARDING THE EQUIPMENT

     Distributor agrees that it shall make no representations or warranties of any kind regarding the Equipment, its use or specifications, except for those representations and warranties that have been approved and authorized in advance by Ivivi.

13.  TERMINATION

     (a) Ivivi may terminate this Agreement at any time upon five (5) days prior written notice in the event that Distributor, without the prior written approval of Ivivi, invoices for and/or collects any fees with respect to any unit of Equipment provided on a test or trial basis or with respect to any rental of any unit of Equipment.

     (b) In the addition to the rights of termination set forth elsewhere in this Agreement, either party shall have the right to terminate this Agreement if:

          (i) The other party fails to pay any amount owed hereunder and such failure continues for a period of ninety (90) days or more;

          (ii) There is a material violation by the other party of any provision of this Agreement (other than non-payment of monies) which violation continues uncured for a period of forty-five (45) days or more after written notice to the other party specifying such violation;

          (iii) Any other agreement between the parties is terminated; or

          (iv) The other party makes an assignment for the benefit of creditors, files a voluntary petition for bankruptcy, is adjudicated insolvent or bankrupt, a proceeding is filed against said party to declare said party a bankrupt and said proceeding is not dismissed within thirty
          (30) days, or said party commences any proceeding under any reorganization, arrangement, readjustment of debt or similar law or statute of any jurisdiction.

     (c) This Agreement shall automatically terminate upon consummation of the Acquisition described in section 8(a) of the agreement between the parties hereto, of even date, regarding the provision of certain services by Global to Ivivi; or

     (d) Any termination of this Agreement shall not affect any obligations which accrued prior to the effective date of termination.

     (e) At the time of the termination of this Agreement, all Equipment shall be made available for return to Ivivi. Any failure on Distributor's part to directly facilitate the return of all Equipment belonging to Ivivi will result in Distributor immediately becoming financially responsible to pay Ivivi $6,500 for each unit of Equipment that is not returned within thirty
     (30) days of the date of the termination of this Agreement.

     (f) At the time of termination of this Agreement, all monies owed by either party to the other party shall become immediately payable.

14.  INSURANCE

     Throughout the term of this Agreement both Ivivi and Distributor shall each maintain such insurance coverages as they normally maintain with respect to their normal business operations.

15.  INDEMNIFICATION

     Ivivi hereby agrees to indemnify, defend and hold harmless Distributor, its officers, directors, employees, subsidiaries and parent company, from and against any and all claims, liabilities or damages, including reasonable attorney's fees and costs, to the extent that they arise from: (a) the failure of the Equipment to perform to its published specifications; (b) from a breach of this Agreement by Ivivi; or (c) any claim that the Equipment infringes upon or otherwise violates any patent or any other intellectual property right of any third party. Distributor hereby agrees to indemnify, defend and hold harmless Ivivi, its officers, directors, employees, subsidiaries and affiliates from and against any and all claims, liabilities or damages, including reasonable attorneys' fees and costs, to the extent that they arise from: (x) the negligence or willful misconduct of Distributor; or (y) from a breach of this Agreement by Distributor.

16.  RELATIONSHIP OF THE PARTIES

     Distributor is an independent contractor and nothing in this Agreement shall be deemed or construed to create any agency relationship between the parties. Neither Ivivi nor Distributor, nor any of their employees, shall be construed to be the agents, employers, representatives or servants of the other.

17.  NOTICES

     All notices required to be given by one party to the other shall be sent by certified mail, return receipt requested, or overnight delivery service addressed as follows:

         If to Distributor: at the address set forth in the preamble to this Agreement.

                     with a copy to :       Don Rogers

                                            -----------------

                                            -----------------

                                            -----------------

         If to Ivivi:      Ivivi Technologies, Inc.
                           224-S Pegasus Avenue
                           Northvale, NJ 07647
                           Attn:  Ed Hammel
                           Fax: 201 784 0620

18.  NON ASSIGNABILITY

     This Agreement may not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

19.  GOVERNING LAW

     This Agreement shall be deemed to have been entered into in New Jersey and, as such, shall be governed by the laws of the State of New Jersey. Exclusive jurisdiction with respect to any dispute pursuant to this Agreement shall be in the federal or state courts in Bergen County, New Jersey.

20.  DISPUTE RESOLUTION

     In the event of any dispute arising out of or related to this Agreement, the affected party shall notify the other party, and the parties shall attempt in good faith to resolve the matter within thirty (30) days after the date notice is received by the other party. If the parties fail to resolve the dispute through negotiation, each party shall have the right to pursue any remedies legally available to resolve the dispute, provided, however, that the parties expressly waive any right to a jury trial in any legal proceeding related to this Agreement.

21.  FORCE MAJEURE

     If a party's obligation to perform any duty hereunder is rendered impossible of performance or observance due to any cause beyond such party's reasonable control, including, but not limited to, an act of God, war, civil disturbance, fire or other casualty, strike or other labor dispute, governmental rule, lack of availability of parts or other supplies, then said party, for so long as such condition exists, shall be excused from such performance or observance.

 22.  HEADINGS

      The headings or titles of the various paragraphs of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication or intention, limit, extend or affect the meaning or interpretation of this Agreement or the specific terms or text of the paragraph so designated.

23.  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be deemed as an original, but such counterparts together shall constitute but one and the same instrument.

24.  ENTIRE AGREEMENT

     This Agreement constitutes the entire Agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, oral or written. There are no other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein. No supplement to or modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. In the event any provision of this Agreement shall be held invalid, such provision shall be deleted from the Agreement, which shall then be construed to give effect to the remaining provisions thereof.

25.  EXECUTION BY IVIVI

      This Agreement shall be binding upon Ivivi only if executed by the President, Chief Financial Officer or Vice President of Ivivi on its behalf.

     In witness whereof, this Agreement has been executed by the duly authorized officers of the above-referenced parties on the date set forth above.


     Global Medical, L.L.C.                    Ivivi Technologies, Inc.

     By:__________________________             By:__________________________

     Title: ______________________             Title:_______________________

                                    EXHIBIT A

                          MINIMUM RENTAL REVENUE GOALS

Within ninety (90) days after execution of the Agreement Distributor shall be generating gross revenue of at least $5,500 a month from the rental of the Equipment to the Markets within the Territory. Thereafter, throughout the term of the Agreement Distributor shall increase the gross revenue generated from the rental of the Equipment to the Markets within the Territory by 10% in each successive month. Within six (6) months after the execution of the Agreement (and at every monthly anniversary thereafter) the monthly gross revenue generated from the rental of the Equipment to the Markets within the Territory must equal or exceed the greater of: (a) the amount designated in the above stated formula for monthly growth or (b) an amount equal to at least 75% of the average monthly gross revenue generated by other Distributors throughout the United States in territories other than the Territory, after equitable adjustment for the number of Customers and potential Customers in the Territory vs. other territories nationwide.